Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS SECOND QUARTER 2014 RESULTS

•	APX Group Reports Record Revenue of $134.2 Million, an Increase of 17.4% Year over Year

•	Total Subscribers Surpasses 851,000

•	Ground Breaking Vivint.Sky Cloud Operating System and SkyControl Panel Launched With Over 110,000 Subscribers Now Installed

Provo, UT – August 6, 2014 – APX Group Holdings, Inc. (“APX Group” or the “Company”) today reported results for the three and six month periods ended June 30, 2014. APX Group reported total revenue of $134.2 million for the three month period ended June 30, 2014, an increase of 17.4%, as compared to $114.3 million for the three month period ended June 30, 2013. Revenue for the six month period ended June 30, 2014 was $264.4 million, up 10.8% compared to $238.7 million for the same period of 2013. Net of the sale of 2GIG Technologies, Inc. in the first quarter of 2013 (the “2GIG sale”), year-to-date revenue increased by 19.5%. Revenue growth was a result of an increase in the subscriber base of nearly 97,000 and a higher Average RMR per Subscriber of $53.84. The increase in Average RMR per Subscriber was driven by the growth in the take-rate for additional service and product offerings by our new subscribers.

“The launch of our new Vivint.Sky cloud operating system and the new SkyControl Panel in the second quarter continues to demonstrate our ability to deliver innovation as the leader in the Smart Home revolution,” said Todd Pedersen, CEO of APX Group. Mr. Pedersen continued, “The new panel and cloud have been very well received by our customers. As evidence of this point, in the second quarter we achieved a customer take-rate for additional services of over 73%, resulting in an all-time high Average RMR per New Subscriber of more than $61. In fact, 100% of our new customers enjoy full Smart Home functionality.”

“While we generated a respectable 19.5% revenue growth, net of the 2GIG Sale, for the first half of 2014, we were slightly below our expectations,” said Mark Davies, CFO of APX Group. “Specifically, our Inside Sales channel encountered some headwinds due to the Google organic search penalty and in our Direct-to-Home channel we had a higher percentage of inexperienced sales reps compared to last year. From an expense perspective, both our G&A and operational cost structures are on track and we continue to drive improvement in our customer attrition rate.”

“On the strategic front, we are making good progress with our Wireless Internet initiative and continue to invest in this promising new business.” Mr. Davies added, “It is also worth noting that during the quarter we implemented a significant upgrade to our CRM and billing systems, which provides scalability and enhanced functionality as we expand our service and product offerings.”

Summary of Key Financial and Portfolio Metrics for the last six quarters1

($ in millions, except for subscriber data)

	Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014
Total Revenue	$124.4	$114.3	$129.5	$132.7	$130.2	$134.2
Adjusted EBITDA	$65.9	$68.8	$77.7	$79.8	$77.9	$68.6
Total RMR (1)	$35.0	$39.3	$42.6	$42.2	$42.0	$45.8
Total Subscribers(1)	680,857	754,304	803,413	795,500	791,571	851,129
Avg. RMR per Subscriber(1)	$51.35	$52.12	$53.00	$53.05	$53.03	$53.84
Total Net New Originations	25,891	94,395	78,309	20,439	25,004	84,695
Avg. RMR per New Subscriber(1)	$57.60	$58.04	$58.33	$58.35	$58.21	$61.60
Subscriber Account Attrition(2)	12.0%	12.9%	13.0%	12.8%	13.6%	13.7%

(1)	Total Subscribers and RMR data is provided as of each period end
(2)	Subscriber attrition is reported on a LTM basis for each period end

Costs and Expenses

Operating expenses for the three and six month periods ended June 30, 2014 were $47.2 million and $88.5 million, respectively, compared to $38.4 million and $84.1 million for the same periods in 2013. The principal drivers of the increase were personnel costs in our servicing departments and cellular communication fees related to the growth in our Total Subscribers.

Selling expenses, net of capitalized subscriber acquisition costs, were $28.7 million and $54.3 million for the three and six month periods ended June 30, 2014 compared to $28.3 million and $48.9 million for the three and six month periods ended June 30, 2013. The increases were primarily attributable to facility, administrative, information technology, and personnel costs to support subscriber originations.

General and administrative (“G&A”) expenses were $35.3 million and $60.5 million for the three and six month periods ended June 30, 2014, compared to $24.9 million and $45.2 million for the three and six month periods ended June 30, 2013. The increases were primarily driven by research and development, information technology, a brand marketing campaign, and our Wireless internet initiative. The three and six month periods ended June 30, 2014, also include expenses related to fire damage at our Lindon facility that occurred in the first quarter of 2014.

The Company’s net losses for the three and six month periods ended June 30, 2014 were $66.3 million and $113.6 million compared to net losses of $21.5 million and $52.4 million for the same periods in 2013. Adjusted EBITDA for APX Group was $68.6 million and $146.5 million for the three and six month periods ended June 30, 2014, as compared to $68.8 million and $134.7 million for the three and six month periods ended June 30, 2013.

[1]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its must comparable financial measure calculated in accordance with GAAP.

Liquidity

As of June 30, 2014, our liquidity position on a consolidated basis, defined as cash on hand, marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $294 million.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.5x at June 30, 2014.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. EDT today, August 6, 2014. To access the conference call, please dial (877) 201-0168 from the United States and Canada or (647) 788-4901 from outside the United States and Canada and use the conference ID 83110195. A financial results presentation and access to join the webcast will be made available immediately prior to the call on the Investor Relations section of the Company’s website at www.investors.vivint.com/events-presentations/events-calendar.

A replay of the webcast will be made available on the Investor Relations section of the Company’s website at www.investors.vivint.com for 30 days following the call.

About Vivint

Vivint is a leading provider of home technology services. Vivint delivers services through a technology-based platform that integrates a wide range of wireless features and components to provide simple, affordable home security, energy management, home automation, and solar solutions. Vivint’s Home Automation package and Advanced Security package received a Consumers Digest “Best Buy” rating. Dedicated to protecting families, increasing energy efficiency, and simplifying lives, Vivint has more than 13 years of experience and provides services to more than 851,000 customers throughout the United States, Canada and New Zealand. For more information, visit the company’s website at www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call may include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors in addition to those discussed in “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2013 (the “10-K”) and our most recent quarterly report on Form 10-Q filed subsequent to the 10-K, filed with the Securities Exchange Commission, as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the security and home automation industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the security and home automation industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements; and

•	cost increases or shortages in security and home automation technology products or components.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2013 and our most recent quarterly report filed on Form 10-Q filed subsequent to the 10-K. These risk factors should not be construed as exhaustive. We disclaim any obligations to and do not intend to update the above list or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements.

Certain Definitions

“Total Subscribers” means the aggregate number of active subscribers at the end of a given period.

“RMR” means the recurring monthly revenue billed to a subscriber.

“Total RMR” means the aggregate RMR billed for all subscribers.

“Average RMR per Subscriber” means the Total RMR divided by Total Subscribers. This is also commonly referred to as Average Revenue per User, or “ARPU.”

“Average RMR per New Subscriber” means the aggregate RMR for new subscribers originated during a period divided by the number of new subscribers originated during such period.

“Attrition” means the aggregate number of canceled subscribers during a period divided by the monthly weighted average number of total subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by the Company, or if payment from such subscribers is deemed uncollectible (120 days past due). Sales of contracts to third parties and certain moves are excluded from the attrition calculation.

Contact:

Dale R. Gerard, Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Monitoring revenue	$128,602	$108,646	$253,156	$211,015
Service and other sales revenue	4,719	5,322	9,553	27,315
Activation fees	878	284	1,644	364

Total revenues	134,199	114,252	264,353	238,694
Costs and expenses:
Operating expenses (exclusive of depreciation and amortization shown separately below)	47,216	38,435	88,533	84,128
Selling expenses	28,739	28,298	54,318	48,906
General and administrative expenses	35,326	24,910	60,461	45,249
Depreciation and amortization	53,364	46,338	103,716	92,132

Total costs and expenses	164,645	137,981	307,028	270,415

Loss from operations	(30,446)	(23,729)	(42,675)	(31,721)
Other expenses (income):
Interest expense	35,712	27,381	71,352	53,254
Interest income	(572)	(396)	(1,124)	(676)
Other (income) expenses, net	(52)	(33)	(297)	317
Gain on 2GIG Sale	—	(46,643)	—	(46,643)

Loss before income taxes	(65,534)	(4,038)	(112,606)	(37,973)
Income tax expense	737	17,489	945	14,463

Net loss	$(66,271)	$(21,527)	$(113,551)	$(52,436)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$36,961	$261,905
Short-term investments—other	60,058	—
Restricted cash and cash equivalents	14,214	14,375
Accounts receivable, net	10,720	2,593
Inventories, net	81,305	29,260
Prepaid expenses and other current assets	25,423	13,870

Total current assets	228,681	322,003
Property and equipment, net	44,841	35,818
Subscriber contract costs, net	440,059	288,316
Deferred financing costs, net	54,952	59,375
Intangible assets, net	772,663	840,714
Goodwill	836,702	836,318
Restricted cash and cash equivalents, net of current portion	14,214	14,214
Long-term investments and other assets, net	32,513	27,676

Total assets	$2,424,625	$2,424,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$81,822	$24,004
Accrued payroll and commissions	83,239	46,007
Accrued expenses and other current liabilities	33,409	33,118
Deferred revenue	31,727	26,894
Current portion of capital lease obligations	4,302	4,199

Total current liabilities	234,499	134,222
Notes payable, net	1,761,636	1,762,049
Liability—contracts sold, net of current portion	1,824	—
Capital lease obligations, net of current portion	7,869	6,268
Deferred revenue, net of current portion	26,284	18,533
Other long-term obligations	5,678	3,905
Deferred income tax liabilities	9,135	9,214

Total liabilities	2,046,925	1,934,191
Commitments and contingencies (See Note 13)
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	653,391	652,488
Accumulated deficit	(268,166)	(154,615)
Accumulated other comprehensive loss	(7,525)	(7,630)

Total stockholders’ equity	377,700	490,243

Total liabilities and stockholders’ equity	$2,424,625	$2,424,434

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Net loss	$(113,551)	$(52,436)
Net cash provided by operating activities	35,091	43,073
Net cash used in investing activities	(259,286)	(27,184)
Net cash (used in) provided by financing activities	(1,207)	106,870
Effect of exchange rate changes on cash	458	(19)

Net (decrease) increase in cash	(224,944)	122,740
Cash:
Beginning of period	261,905	8,090

End of period	$36,961	$130,830

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA, is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States. It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other measure derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. We define “Adjusted EBITDA” as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of our Solar variable interest entity and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We believe that Adjusted EBITDA provides useful information about flexibility under our covenants to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in our industry, along with other measures, to estimate the value of a company, to make informed investment decisions, and to evaluate a company’s ability to meet its debt service requirements. Adjusted EBITDA eliminates the effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of interest rates and changes in capitalization which management believes may not necessarily be indicative of a company’s underlying operating performance. Adjusted EBITDA is also used by us to measure covenant compliance under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing our revolving credit facility.

See the tables below for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(Amounts in millions)

(Unaudited)

	Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014
Net loss	$(30.9)	$(21.5)	$(34.9)	$(37.2)	$(47.3)	$(66.3)
Interest expense, net	25.6	27.0	29.6	30.8	35.1	35.1
Other (income) expense, net	0.4	—	(0.1)	(0.3)	(0.3)	(0.1)
Income tax expense (benefit)	(3.0)	17.5	(2.9)	(8.0)	0.2	0.7
Depreciation and amortization (i)	44.7	42.6	42.9	43.1	40.0	40.4
Amortization of capitalized creation costs	1.1	3.7	7.9	9.4	10.3	12.9
Non-capitalized subscriber acquisition costs (ii)	21.2	31.3	25.5	22.9	26.9	33.9
Non-cash compensation (iii)	0.2	0.4	0.6	0.6	0.5	0.5
Gain on 2GIG Sale (iv)	—	(46.6)	(0.5)	0.2	—	—
Transaction costs related to 2GIG Sale (v)	0.2	5.2	—	—	—	—
Transaction related costs	0.3	0.1	0.3	0.2	—	—
Other Adjustments (vi)	6.1	9.1	9.3	18.1	12.5	11.5

Adjusted EBITDA	$65.9	$68.8	$77.7	$79.8	$77.9	$68.6

	Six Months Ended June 30,
	2014	2013
Net loss	$(113.6)	$(52.4)
Interest expense, net	70.2	52.6
Other (income) expense, net	(0.3)	0.3
Income tax expense (benefit)	0.9	14.5
Depreciation and amortization (i)	80.5	87.2
Amortization of capitalized creation costs	23.2	4.9
Non-capitalized subscriber acquisition costs (ii)	60.7	52.5
Non-cash compensation (iii)	0.9	0.7
Gain on 2GIG Sale (iv)	—	(46.6)
Transaction costs related to 2GIG Sale (v)	—	5.5
Transaction related costs	—	0.3
Other Adjustments (vi)	24.0	15.2

Adjusted EBITDA	$146.5	$134.7

(i)	Excludes loan amortization costs that are included in interest expense.
(ii)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases and, as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iii)	Reflects non-cash compensation costs related to employee and director stock and stock option plans.
(iv)	Non-recurring gain on the 2GIG Sale.
(v)	Bonuses and transaction related costs associated with the 2GIG Sale.
(vi)	Other Adjustments including certain items such as product development costs, fire related expenses, subcontracted monitoring fee savings, and other similar adjustments